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                                                                    EXHIBIT 99.1

April 8, 2003

TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)

                       TECUMSEH PRODUCTS COMPANY ANNOUNCES
                       MANUFACTURING RESTRUCTURING ACTIONS

Tecumseh, Michigan, April 8, 2003 . . . . On April 4, 2003, Tecumseh Products
Company announced its intent to close its engine manufacturing facility in Douglas, Georgia. This action is part of the Company's ongoing strategy to reduce excess capacity by shifting production to overseas' lower-cost manufacturing facilities. Approximately 550 people will be affected by the shutdown. Layoffs are expected to begin on or after June 6, 2003 with the cessation of all manufacturing operations on or about June 30, 2003.

Equipment from the Douglas plant will be transferred to other U.S. operations and to the Company's new facility in Curitiba, Brazil. The Company estimates the cost of this action to be $19 million to $23 million, consisting primarily of asset impairments and severance costs. A one-time charge will be taken in the second quarter of 2003.

Tecumseh Products Company is a full-line independent global manufacturer of hermetic compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units and residential and commercial central system air conditioners and heat pumps; gasoline engines and power train for lawn mowers, lawn and garden tractors, garden tillers, string trimmers, snow throwers, industrial and agricultural applications and recreational vehicles; electric motors and components, including AC and DC motors, blowers, gear motors and linear actuators for a wide variety of industrial and consumer applications across a broad range of industries; and centrifugal pumps, sump pumps and small submersible pumps for industrial, commercial, marine and agricultural applications.

This discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholder and Form 10-K for the year ended December 31, 2002.

Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455

Website:  www.tecumseh.com